                                                    Exhibit 11



                      DI INDUSTRIES, INC. AND SUBSIDIARIES

                   COMPUTATION OF LOSS PER COMMON STOCK SHARE
              (in thousands except per common stock share amounts)
                                  (Unaudited)


                                               Three months ended          Six Months Ended
                                                    June 30,                   June 30,
                                            -----------------------     ----------------------

                                              1995           1994          1995        1994
                                            -------         -------       -----       -------

Weighted average shares of
  common stock outstanding................   38,669          38,584       38,669        38,500

Stock options (treasury
  stock method)...........................        - (a)           - (a)        - (a)         - (a)
                                            -------         -------      -------       -------
Weighted average shares of common
  stock outstanding for fully
  diluted earnings per share calculation..   38,669          38,584       38,669        38,500
                                            =======         =======      =======       =======

Net loss..................................  $(1,665)        $  (921)     $(3,895)      $(2,214)
                                            =======         =======      =======       =======

Loss per share of common stock
  from continuing operations..............     (.03)           (.02)        (.09)         (.06)

Loss per share of common stock
  from discontinued operation.............     (.01)              -         (.01)         (.06)
                                            -------         -------      -------       -------

Loss per share of common stock............  $  (.04)        $  (.02)     $  (.10)      $  (.06)
                                            =======         =======      =======       =======


Note: Reference is made to Note 2 to Consolidated Financial Statements regarding computation of per common stock share amounts.

       (a) Stock options are not included since inclusion would be antidilutive for the three and six months ended June 30, 1995 and 1994, respectively.

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